Exhibit 3.7

ARTICLES OF INCORPORATION OF FISHER MEDIA SERVICES COMPANY	FILED SECRETARY OF STATE MAY 29 2001 STATE OF WASHINGTON

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ARTICLE I

Name

The name of the corporation is FISHER MEDIA SERVICES COMPANY.

ARTICLE II

Authorized Capital

The number of shares of stock which the corporation is authorized to issue is Fifty Thousand (50,000) shares, all of which are one class of common stock with par value of $1.00 per share.

ARTICLE III

Shareholder Rights

3.1.	No Preemptive Rights. The shareholders of the corporation do not have preemptive rights to acquire proportional amounts of the corporation’s unissued shares upon the decision of the board of directors to issue them.

3.2.	No Cumulative Voting. The shareholders of the corporation do not have cumulative voting rights with respect to the election of directors of the corporation.

3.3.	Dissolution. Except as otherwise set forth in these Articles, the shareholders of this corporation will be entitled to receive the net assets of the corporation upon dissolution.

3.4.	Shareholder Voting Rights. Except as otherwise set forth in these Articles, the shareholders of the corporation will have unlimited voting rights of one vote for each such share held of record on all matters submitted for shareholder approval.

ARTICLE IV

Director Liability

A director of the corporation will incur no personal liability to the corporation or to its shareholders for monetary damages for conduct as a director, except to the extent the director is held accountable for (i) acts or omissions which involve intentional misconduct or a knowing violation of law, (ii) conduct violating RCW 23B.08.310, as amended, or (iii) any transaction from which the director personally obtained a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation will be eliminated or limited to the fullest extent permitted by the

Washington Business Corporation Act, as so amended. Any repeal or modification of this paragraph by the shareholders of the corporation will not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

ARTICLE V

Indemnification of Directors and Officers

5.1.	Indemnification of Directors and Officers. Each person who was or is made a party or is threatened to be made a party to or is involved in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been a director or officer, he or she is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent or in any other capacity, will be indemnified and held harmless by the corporation to the full extent permitted by applicable law, as then in effect, against all expense, liability, and loss, including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes, and other amounts assumed with respect to pension, profit sharing, and other employee benefit plans, and amounts to be paid in settlement, actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification will continue as to a person who has ceased to be a director, officer, employee, or agent and will inure to the benefit of his or her heirs, executors, and administrators. No indemnification will be provided under this Article to any person if the corporation is prohibited by the nonexclusive provisions of the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification. The right to indemnification and the payment or reimbursement of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article will not be exclusive of any other right which any person may have or acquire under any statute, provision of these Articles of Incorporation or the corporation’s Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article will be a contract right.

5.2.	Advance for Expenses. The indemnification provided under this Article will include the right to be paid or reimbursed by the corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment or reimbursement of such expenses in advance of the final disposition of a proceeding will be made to or on behalf of a director or officer only on delivery to the corporation of a written affirmation of such person’s good faith belief that he or she met the standard of conduct described in RCW 23B.08.510 and a written undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise. The undertaking may be unsecured and may be accepted without reference to financial ability to make repayment.

5.3.	Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify that person against such expense, liability, or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means to ensure the payment of amounts necessary to effect indemnification as provided in this Article.

5.4.	Employees and Agents. The corporation may, by action of its board of directors from time to time, provide indemnification and pay or reimburse expenses in advance of the final disposition of a proceeding to employees and agents of the corporation within the same scope and to the same effect allowed by the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or by the Washington Business Corporation Act or otherwise.

5.5.	Notice to Shareholders. Any indemnification of a director in accordance with this Article, including any payment or reimbursement of expenses, will be reported to the shareholders with the notice of the next shareholders’ meeting or prior to that time in a written report containing a brief description of the proceedings involving the director being indemnified, and the nature and extent of the indemnification.

ARTICLE VI

Shareholders’ Actions Without a Meeting or Vote

Fewer than all of the shareholders entitled to vote may take any action permitted by law without a meeting or a vote in accordance with RCW 23B.07.040 so long as (i) the taking of action by the shareholders is evidenced by one or more written consents describing the action, (ii) the written consents are dated and are signed by the shareholders entitled to vote in the aggregate not less than the minimum number or votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, (iii) written notice of the taking of the action is given no less than two days before the effective date of the action to all shareholders who have not consented; provided, however, if the action would constitute a significant business transaction under RCW 23B: 19.020 (15), the written notice is given not less than 20 days before the effective date of such action, (iv) if not previously provided, the written notice provided to nonconsenting shareholders contains or is accompanied by the same material that, under the Washington Business Corporation Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action, and (v) the corporation is not a public corporation for purposes of RCW 23B.07.040 (1)(ii).

ARTICLE VII

Board of Directors

The initial director of the corporation is Warren J. Spector

ARTICLE VIII

Registered Agent and Office

The name and street address of the initial registered agent of the corporation are G&D, Inc., 1420 Fifth Avenue, Suite 3300, Seattle, WA 98101.

Incorporator

The name and address of the incorporator of the corporation are G&D, Inc., 1420 Fifth Avenue, Suite 3300, Seattle, WA 98101.

DATED: May 24, 2001.

G&D, Inc.

By:	/s/ Jack G. Strother
Jack G. Strother, President
Incorporator

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